EXHIBIT n.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-146190 on Form N-2 of our report dated March 23, 2007, relating to the financial statements and financial highlights of Kohlberg Capital Corporation, appearing in the Prospectus, which is part of such Registration Statement, for the period December 11, 2006 (commencement of operations) through December 31, 2006 and to the references to us under the headings “Selected Financial Data” and “Independent Registered Public Accounting Firm.”

/s/ Deloitte & Touche LLP

New York, New York

October 17, 2007